FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS PA32540 / PA8140 UPDATES
AND SECOND QUARTER 2012 FINANCIAL RESULTS

Chapel Hill, N.C., August 1, 2012 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the second quarter ended June 30, 2012.

Corporate Highlights

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The Company is currently preparing the New Drug Application (NDA) and is planning to seek approval for two dosage forms of PA, PA32540 and PA8140. As previously disclosed, during a pre-submission meeting for the Company’s NDA for PA32540, the U.S. Food and Drug Administration (FDA) suggested that the Company also seek approval for a lower dose formulation of the product containing 81 mg of aspirin.

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Following its preliminary assessment of the bioequivalence study data (115 study), the FDA informed the Company that, based on the information available, it did not agree that bioequivalence of PA32540 to enteric-coated (EC) aspirin 325 mg was demonstrated in such study. After a follow-up teleconference the FDA agreed to grant a Type A meeting with POZEN, and the Company has submitted additional information and analyses from the bioequivalence study, as well as other relevant pharmacokinetic, clinical pharmacology, and in vitro dissolution data as a Briefing Document. After the Type A meeting, POZEN expects the FDA to review and provide a written response as to whether the Company has sufficient data in totality to establish a clinical and pharmacological bridge between the product and EC aspirin 325 mg.  If the outcome of this meeting is favorable, an NDA filing could be made in Q4 2012.

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POZEN has recently gained clarity from the Medicines Evaluation Board (MEB) in the Netherlands regarding the development program required for the approval in the European Union of PA32540 and a lower dosage form containing 100 mg of aspirin and 40 mg of omeprazole (PA10040).  Importantly, the MEB agreed that no Phase 3 clinical trials for PA10040 to demonstrate the reduction of gastric ulcers vs. EC aspirin will be necessary.  Instead, a Phase 1 pharmacodynamic study demonstrating appropriate gastric pH control with PA10040 would be required.   In addition, a study to demonstrate bioequivalence of PA10040 to a currently marketed EC aspirin product using aspirin pharmacokinetics has been requested.   The Company plans to discuss further the bioequivalence study design. The MEB also agreed to be the Reference Member State in a decentralized filing procedure of PA32540/PA10040.

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Q2 2012 global net sales of VIMOVO™ (naproxen / esomeprazole magnesium) delayed-release tablets were $16.6 million, up 159.4% from Q2 2011 and 4.4% vs. Q1 2012.  POZEN earned a royalty of $1.3 million for the quarter. As of the end of Q2 2012, VIMOVO has been filed for regulatory approval in 78 countries, approved in 58, and commercially launched in 30 countries.

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In May, POZEN entered into a license agreement with Desitin Arzneimittel GmbH, for the development and commercialization of MT 400 for the 27 countries of the European Union, as well as Switzerland and Norway.  MT 400 is POZEN’s proprietary combination of sumatriptan and naproxen sodium, the first multiple mechanism triptan therapy for the treatment of migraine.

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The United States Patent and Trademark Office has issued to POZEN U.S. Patent 8,206,741 titled “Pharmaceutical Compositions for the Coordinated Delivery of NSAIDs”. This patent includes claims to pharmaceutical compositions that contain aspirin and a proton pump inhibitor (PPI). POZEN’s PA (PPI/aspirin) combination drug candidates are covered under this patent.  The ‘741 patent is the second U.S. patent issued to POZEN for the coordinated delivery of NSAIDs, but the first in which the claims are focused on aspirin-based products.

Second Quarter Financial Results

For the second quarter of 2012, POZEN reported revenue of $1.8 million, comprised of $1.3 million VIMOVO royalty from AstraZeneca and $0.5 million license revenue of MT 400. For the second quarter of 2011, the Company reported total revenue of $4.6 million, resulting from royalty on sales of Treximet® (sumatriptan / naproxen sodium) of $4.0 million, and $0.6 million from royalty on sales of VIMOVO.  POZEN sold most of the future royalty and milestone payments under its collaboration and license agreement with Glaxo Group Limited, part of the GlaxoSmithKline group of companies (GSK), covering Treximet sales in the United States to a financial investor in November 2011.

Operating expenses for the second quarter of 2012 totaled $6.9 million, as compared to $11.0 million for the comparable period in 2011. The decrease in operating expenses in the second quarter of 2012 was primarily a result of the completion of the PA32540 Phase 3 studies.

The Company reported a net loss of $(5.1) million, or $(0.17) per share on a diluted basis, for the second quarter of 2012, compared to net loss of $(6.4) million, or $(0.21) per share on a diluted basis, for the second quarter of 2011.

Six Month Financial Results

For the six months ended June 30, 2012, POZEN reported revenue of $3.1 million compared to $9.0 million for the same period in 2011.  The decrease in revenue is due to the prior year monetization of the Treximet royalty.

Operating expenses for the six months ended June 30, 2012 were $16.7 million compared to $21.3 million in the same period in 2011.  The decrease in operating expenses is primarily due to the completion of the PA32540 studies.

The Company reported a net loss of $(13.5) million, or $(0.45) per share on a diluted basis for the six month period ended June 30, 2012, compared to a net loss of $(12.1) million, or $(0.40) per share on a diluted basis, for the same period in 2011.

Balance Sheet

At June 30, 2012, cash, cash equivalents and short-term investments totaled $95.3 million. Cash and short-term investments were $119.6 million at December 31, 2011. The 2012 decrease was a result of an early January payment for the late December purchase of $5.8 million of short-term investments, payment of accrued costs of $3.6 million, mainly related to PA32540 Phase 3 studies and payment of other cash expenses. The Company had an accounts receivable balance of $1.3 million from AstraZeneca at June 30, 2012.

Financial Outlook

In light of our recent discussions with the FDA regarding the NDA for PA32540, we are continuing to re-evaluate our financial outlook for the year, and we plan to update when we complete our assessment.

Second Quarter Results Webcast

POZEN will host a webcast to present second quarter 2012 results and management’s outlook on Wednesday, August 1, 2012 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunity for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies - the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around pH-sensitive aspirin. This novel, patented product is administered orally once a day and an indication will be sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.

About VIMOVO

VIMOVO™ (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action. As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-Q for the period ended March 31, 2012. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Royalty revenue	$1,268,000	$4,587,242	$2,557,000	$9,048,934
Licensing revenue	500,000	—	500,000	—
Total revenue	1,768,000	4,587,242	3,057,000	9,048,934
Operating expenses:
Selling, general and administrative	4,070,707	4,762,001	9,718,630	9,068,648
Research and development	2,874,068	6,273,051	6,978,514	12,183,201
Total operating expenses	6,944,775	11,035,052	16,697,144	21,251,849
Other income:
Interest and other income, net	72,663	45,913	141,300	115,121
Net loss attributable to common stockholders	$(5,104,112)	$(6,401,897)	$(13,498,844)	$(12,087,794)

Basic net loss per common share	$(0.17)	$(0.21)	$(0.45)	$(0.40)

Shares used in computing basic net loss per common share	29,998,006	29,905,556	29,986,590	29,904,951

Diluted net loss per common share	$(0.17)	$(0.21)	$(0.45)	$(0.40)

Shares used in computing diluted net loss per common share	29,998,006	29,905,556	29,986,590	29,904,951

POZEN Inc.
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$51,272,745	$104,990,723
Short-term investments	44,002,399	14,629,416
Accounts receivable	1,268,000	1,130,000
Prepaid expenses and other current assets	860,082	700,326
Total current assets	97,403,226	121,450,465
Equipment, net of accumulated depreciation	91,586	102,910
Total assets	$97,494,812	$121,553,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$572,370	$2,269,271
Payable for unsettled investment purchases	—	5,752,735
Accrued compensation	1,315,544	2,168,341
Accrued expenses	1,721,596	3,577,606
Accrued contract costs	—	2,029,878
Deferred revenue	257,300	257,300
Total current liabilities	3,866,810	16,055,131

Total stockholders’ equity	93,628,002	105,498,244
Total liabilities and stockholders’ equity	$97,494,812	$121,553,375

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